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EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

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                                                                    [SEAL]


                             CERTIFICATE OF AMENDMENT
                                       OF
              FOURTH RESTATED ARTICLES OF INCORPORATION, AS AMENDED



    D. Scott Buchanan and Herman Bergman hereby certify that:

    1. They are the President and the Secretary, respectively, of Biomagnetic Technologies, Inc., a California corporation (the "Corporation").

    2. The Article IV of the Fourth Restated Articles of Incorporation, as amended, (the "Articles") of the Corporation is amended to read as follows:

         "The corporation is authorized to issue one (1) class of stock to be designated "Common Stock." The total number of shares which the corporation is authorized to issue is One Hundred Million (100,000,000) shares, of which all such shares shall be Common Stock, without par value."

    3. The foregoing amendment of the Articles has been duly approved by the board of directors.

    4. The foregoing amendment of the Articles has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The current total number of outstanding shares of the Corporation is 47,691,824 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of all outstanding shares of Common Stock.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.


DATED:   March 19, 1997


                                              /s/ D. Scott Buchanan
                                              --------------------------------
                                              President


                                              /s/ Herman Bergman
                                              --------------------------------
                                              Secretary